Exhibit 99.1

CONTACTS
Company Contact:	Investor Relations Contact:
Wes Winnekins, CFO	Joe Dorame, Robert Blum, Joe Diaz
Health Fitness Corporation	Lytham Partners, LLC
(952) 897-5275	(602) 889-9700
E: fit@lythampartners.com
HealthFitness Announces First Quarter
2009 Financial Results
First Quarter 2009 Highlights:
•	Diluted EPS of $0.10 versus $0.03;

•	Record high 42 requests for proposals received;

•	Health management segment revenue grew 13 percent;

•	Health coaching and advising services revenue increased 79 percent;

•	Gross margin expanded to 33 percent from 29 percent;

•	Net earnings increased 209 percent to $1,003,000 from $325,000;

•	Cash totaled $5.3 million, an increase of 308 percent compared to December 31, 2008.
Minneapolis — (May 6, 2009) — Health Fitness Corporation (NYSE Amex: FIT), a leading provider of integrated employee health and productivity management solutions, today announced financial results for the first quarter ended March 31, 2009.
For the first quarter, revenue increased 2.7 percent to $19.2 million, compared to $18.7 million in the first quarter of 2008. Gross profit during the quarter rose 17.8 percent to $6.3 million, from $5.3 million in the comparable quarter last year. Operating income totaled $1.7 million for the quarter, an increase of 201.6 percent, compared to $0.6 million for the same period in 2008. Net earnings increased 208.9 percent to $1.0 million, or $0.10 per diluted share, compared to $0.32 million, or $0.03 per diluted share, in the first quarter of 2008.
2009 First Quarter Business Segment Information
Revenue and gross profit information by segment:
Health Management

	(in thousands)
	Q1 2009	Q1 2008
REVENUE
Staffing Services	$4,542	$4,296
Program Services	$4,899	$4,081
Total Health Mgmt.	$9,441	$8,377

	Q1 2009	Q1 2008
GROSS PROFIT
Staffing Services	$1,140	$939
Program Services	$2,788	$2,050
Total Health Mgmt.	$3,928	$2,989
During the first quarter, health management segment revenue grew 12.7 percent compared to the same period in 2008. Within the segment, staffing services revenue increased 5.7 percent and program services revenue grew 20.1 percent compared to the first quarter of the previous fiscal year. Health coaching and advising services revenue increased approximately 79 percent; biometric screening revenues increased 7 percent and eHealth portal revenues grew 13 percent during the quarter. Gross margin for the health management segment was 41.6 percent for the quarter, up from 35.7 percent for the prior-year period. Within the segment, gross margin for program services increased to 56.9 percent, from 50.2 percent for the prior-year period, primarily driven by a gross profit increase of $528,000 for health coaching and advising services, which is attributable to revenue growth and productivity improvements.
Gross margin for staffing services expanded to 25.1 percent for the quarter, from 21.9 percent for the prior-year period, which reflects better pricing on new business, improved utilization of full-time labor and lower variable operating expenses.
Fitness Management

	(in thousands)
	Q1 2009	Q1 2008
REVENUE
Staffing Services	$9,202	$9,706
Program Services	$564	$620
Total Fitness Mgmt.	$9,766	$10,326

	Q1 2009	Q1 2008
GROSS PROFIT
Staffing Services	$2,140	$2,116
Program Services	$223	$237
Total Fitness Mgmt.	$2,363	$2,353
Fitness management segment revenue during the first quarter of 2009 decreased 5.4 percent compared to the same period last year. This anticipated decrease in revenue primarily reflects revenue lost due to contract terminations during 2008 and 2009.
Gross margin for the fitness management segment increased to 24.2 percent, from 22.8 percent during the prior-year period, primarily reflecting a margin increase of 150 basis points for staffing services.
First Quarter Commitments and RFPs
During the quarter, the company secured four new health management commitments, of which two relate to a new middle-market offering, and one new fitness management commitment, which combined may realize annualized revenue of $1.6 million. Fitness and health management contract cancellations during the quarter totaled $0.5 million, which is attributed to customer reaction to current economic conditions.
During the first quarter, the company received 40 new RFPs for health management services and two new RFPs for fitness management services. The 42 new RFPs received during the quarter represent a quarterly record for HealthFitness. For the trailing 12 months ended March 31, 2009, the company received 96 new RFPs for health management services and 12 new RFPs for fitness management services.
Gregg Lehman, Ph.D., president and chief executive officer, said, “This was a solid quarter for HealthFitness and we are pleased with the financial results. Despite a challenging economic environment, total revenues increased 2.7 percent for the quarter, and our diluted earnings per share was $0.10 versus $0.03 in the comparable quarter last year. Our commitment to expanding gross margins, managing expenses and achieving process improvements across all operating functions was rewarded this quarter by strong earnings per share results. Additionally, during this period of macro-economic difficulty, we are dedicated to accumulating and prudently managing our cash position to assure the financial underpinnings of the company remain strong. We ended the quarter with a very strong cash position of $5.3 million compared to $1.3 million on December 31, 2008.
“As stated before in previous communications, our health management programs have demonstrated a return on investment that exceeds 2 to 1, which dramatically improves the ability of our customers to rein in the negative impact of escalating health care costs. In that regard, we are particularly pleased with the 79 percent increase in health coaching revenue during the quarter. This indicates that program participants are increasingly utilizing the expertise of our health coaches to improve and manage their physical health and lifestyle behaviors, which we believe will positively impact our customer’s bottom line over time. This is a strong validation of our value proposition.”
Lehman continued, “We also believe that current RFP activity reflects the traction we are gaining as a leading provider of integrated employee health improvement services. At the same time, we recognize the economy remains weak, which could cause potential customers to further delay their purchase of an employee wellness program. We plan to address this inertia during the second quarter by collaboratively engaging companies that have delayed their proposal decision, with the goal of demonstrating our value proposition and showing them it makes more financial sense than ever, in a down economy, to invest in employee wellness. If successful, we believe this initiative could position us for higher growth in the quarters ahead.”
Balance Sheet
The company ended its first quarter with $5.3 million in cash, compared to $1.3 million at December 31, 2008. Working capital at March 31, 2009, less cash, totaled $6.6 million, a decrease of $2.8 million compared to December 31, 2008, a very positive outcome attributed to an improved conversion of accounts receivable into cash. At March 31, 2009, the company had no balance outstanding on its $3.5 million credit facility, and had stockholders’ equity of $29.2 million.
Conference Call
The company will conduct a conference call to discuss its financial results for the first quarter ended March 31, 2009. The call will be at 4:30 p.m. ET on Wednesday, May 6, 2009.
Participants can dial (888) 396-5640 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.hfit.com. A replay of the call is available by visiting www.hfit.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 94816123, through May 8, 2009.
About HealthFitness
HealthFitness is a leading provider of integrated employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. With 30-plus years of experience, HealthFitness partners with employers to effectively manage health care and productivity costs by improving individual health and well-being. HealthFitness provides a portfolio of health and fitness management solutions, including best-in-class integration, INSIGHT® Health Risk Assessments, screenings, EMPOWERED™ Health Coaching, and fitness facility design and management. For more information on HealthFitness, visit www.hfit.com.

Forward Looking Statements
Certain statements in this release, including, without limitation, statements relating to the state of the economy and the return on investment of the company’s programs, management’s belief that participation in the company’s health coaching program will positively impact its customer’s bottom line over time, management’s belief that current RFP activity reflects the traction the company is gaining as a leading provider of integrated employee health improvement services, and management’s belief that the company can noticeably improve its win rate by collaboratively engaging companies that have delayed their proposal decision, which could position the company for higher growth in the quarters ahead, are forward-looking statements. In addition, the estimated annualized revenue value of new and lost contracts is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity the company has recently experienced in its two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth the company expects to generate in 2009 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue the company may lose in the future due to customer termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and the company’s expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the company’s inability to deliver the health management services demanded by major corporations and other clients, its inability to successfully cross-sell health management services to its fitness management clients, its inability to successfully obtain new business opportunities, its failure to have sufficient resources to make investments, its ability to make investments and implement strategies successfully, continued delays in obtaining new commitments and implementing services, the continued deterioration of general economic conditions, and other factors disclosed from time to time in the company’s filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2008 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statements.
Financial tables on following pages

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	2009	2008
REVENUE	$19,207,230	$18,702,667

COSTS OF REVENUE	12,916,006	13,360,402

GROSS PROFIT	6,291,224	5,342,265

OPERATING EXPENSES
Salaries	2,943,755	2,972,377
Other selling, general and administrative	1,623,529	1,763,665
Amortization of trademarks and other intangible assets	24,758	42,770

Total operating expenses	4,592,042	4,778,812

OPERATING INCOME	1,699,182	563,453

OTHER INCOME (EXPENSE)
Interest expense	—	(923)
Other, net	971	2,285

EARNINGS BEFORE INCOME TAX EXPENSE	1,700,153	564,815

INCOME TAX EXPENSE	696,965	240,103

NET EARNINGS	$1,003,188	$324,712

NET EARNINGS PER COMMON SHARE:
Basic	$0.10	$0.03
Diluted	0.10	0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	9,666,876	10,040,374
Diluted	10,014,623	10,206,232

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash	$5,300,681	$1,300,620
Trade and other accounts receivable, less allowances of $305,000 and $317,600	13,337,434	16,306,197
Inventory	368,373	347,510
Prepaid expenses and other	647,529	354,257
Deferred tax assets	288,626	288,626

Total current assets	19,942,643	18,597,210
PROPERTY AND EQUIPMENT, net	1,183,786	1,243,413
OTHER ASSETS
Goodwill	14,546,250	14,546,250
Software technology, less accumulated amortization of $1,454,300 and $1,301,300	2,033,155	1,977,071
Trademark, less accumulated amortization of $445,500 and $438,700	47,600	54,400
Other intangible assets, less accumulated amortization of $331,500 and $313,600	197,542	215,500

	$37,950,976	$36,633,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,306,624	$1,470,440
Accrued salaries, wages, and payroll taxes	2,791,466	2,632,329
Other accrued liabilities	2,081,410	1,664,710
Accrued self funded insurance	263,936	310,511
Deferred revenue	1,581,451	1,820,960

Total current liabilities	8,024,887	7,898,950
DEFERRED TAX LIABILITY	751,769	751,769
LONG-TERM OBLIGATIONS	—	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 25,000,000 shares authorized; 10,033,351 and 9,647,404 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	100,333	96,474
Additional paid-in capital	28,451,754	28,263,803
Accumulated comprehensive loss from foreign currency translation	(87,638)	(83,835)
Retained earnings (accumulated deficit)	709,871	(293,317)

	29,174,320	27,983,125

	$37,950,976	$36,633,844